Exhibit 99.1

FOR IMMEDIATE RELEASE

LM Funding America Closes Initial Public Offering

Tampa, Fla. – October 23, 2015 – LM Funding America, Inc. (NASDAQ: LMFAU), a specialty finance company offering unique funding solutions to community associations, has closed its initial public offering of 1,200,000 units, each consisting of one share of common stock and one warrant to purchase one share of common stock, at a public offering price of $10.00 per unit, before deducting placement agent fees. The units will be listed on the Nasdaq Capital Market under the symbol “LMFAU” and are anticipated to commence trading on October 23, 2015.

The shares of common stock and warrants comprising the units are expected to begin separate trading, and the units will cease trading, on or about the 45th day following the commencement of trading on the Nasdaq Capital Market. Shares of LM Funding America common stock will trade on the Nasdaq Capital Market under the symbol “LMFA” and the warrants will trade on the Nasdaq Capital Market under the symbol “LMFAW”.

The company expects to receive an aggregate net proceeds from the offering of approximately $9,920,521 after deducting placement agent fees and estimated offering expenses. LM Funding intends to use the proceeds of the offering for growth capital and for general corporate purposes.

International Assets Advisory, LLC acted as the lead placement agent in the offering.

A registration statement relating to the units has been filed with and declared effective by the U.S. Securities and Exchange Commission (“SEC”). This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale, of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus for the offering may be obtained from International Assets Advisory, LLC, attention Edward Cofrancesco, International Assets Advisory, LLC, 390 North Orange Avenue, #750, Orlando, Florida 32801, phone: (407) 254- 1574, email: ecofrancesco@iaac.com.

About LM Funding America

LM Funding America, Inc., together with its subsidiaries, is a specialty finance company that provides funding to nonprofit community associations (Associations) primarily located in the state of Florida, as well as in the states of Washington and Colorado. The company offers funding to Associations by purchasing a certain portion of the associations’ rights to delinquent accounts that are selected by the Associations arising from unpaid Association assessments. It is also involved in the business of purchasing delinquent accounts on various terms tailored to suit each Association’s financial needs, including under its New Neighbor Guaranty™ program. The company was founded in 2008 and is based in Tampa, Florida.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the company’s filings with the SEC. The occurrence of any of these risks and uncertainties could have a material adverse effect on the company’s business, financial condition, and results of operations.

Company Contact:

Bruce Rodgers

Chairman and CEO

LM Funding America, Inc.

Tel (813) 222-8996

investors@lmfunding.com

Investor Relations Contact:

Michael Koehler

Liolios Group, Inc.

Tel (949) 574-3860

LMFA@liolios.com